Exhibit 10.1

FORM OF OPERATING AGREEMENT

THIS AGREEMENT is made on                     , 2012 (“Effective Date”) by and among:

(1)	BURGER KING CORPORATION, a corporation organized under the laws of Florida having its principal place of business at 5505 Blue Lagoon Drive, Miami, FL 33126 (“BKC”); and

(2)	CARROLS LLC, a limited liability company organized under the laws of Delaware having its principal place of business at 968 James St., Syracuse, NY 13203 (“Carrols”).

For the purposes of this Agreement, the above parties shall be individually referred to as a “Party” and collectively referred to as the “Parties”.

INTRODUCTION

A.	BKC has acquired the exclusive right to use the unique BURGER KING® System and the Burger King Marks for the development and operation of quick service restaurants known as BURGER KING® Restaurants in the U.S. (“Restaurants”).

B.	BKC has established a reputation and image with the public as to the quality of products and services available at Burger King Restaurants, which reputation and image have been and continue to be unique benefits to BKC and its franchisees.

C.	Carrols recognizes the benefits to be derived from being identified with and licensed by BKC and from being able to utilize the Burger King System including the Burger King Marks which BKC makes available to its franchisees.

D.	Carrols has franchising rights to operate certain Burger King Restaurants throughout the United States under existing franchise agreements (“Existing Franchise Agreements”) and is currently a franchisee of BKC operating approximately 300 Restaurants in the U.S. under the Existing Franchise Agreements (“Existing Carrols Restaurants”).

E.	Carrols has requested BKC to grant Carrols the right to develop, acquire, remodel, open and operate additional Restaurants in the U.S.

F.	Carrols acknowledges that it is entering into this Agreement after having made an independent investigation of BKC’s operations and not upon any representation as to the profits and/or sales volumes which it might be expected to realize, or upon any representations or promises made by BKC or any person on its behalf which are not contained in this Agreement.

G.	BKC is transferring to Carrols 278 of its company Restaurants as listed on SCHEDULE A-1 attached hereto and made a part hereof (“Transferred Restaurants”) in a single refranchising transaction (the “Refran”) occurring on the Effective Date, pursuant to that certain Asset Purchase Agreement, dated as of , 2012, by and among BKC, Carrols, and Carrols Restaurant Group, Inc. (the “Asset Purchase Agreement”).

H.	Carrols intends to remodel the Existing Carrols Restaurants as well as the Transferred Restaurants, to close certain Restaurants and also currently plan to grow their portfolio of Restaurants via new restaurant development and acquisition of Restaurants operated by other franchisees of BKC.

ARTICLE I: TERM

Unless terminated earlier as provided herein, this Agreement shall expire twenty (20) years from the Effective Date (“Term”) or the date that Carrols has 1,000 Restaurants in its portfolio, whichever comes first. Except as provided herein, Carrols and BKC have no right to any extension or renewal of this Agreement.

ARTICLE II: FRANCHISE AGREEMENTS

2.1 On the Effective Date, Carrols and BKC will enter into new franchise agreements (“New Franchise Agreements”) for all of the Transferred Restaurants. The New Franchise Agreements shall provide for: (a) a 4.5% Royalty payment; (b) a 4% Advertising Contribution payment to BKC; (c) a commitment to investment spending during the term of no less than 0.75% of gross sales in each of the DMAs (provided that if any investment spending contract approved by 66.7% of the franchisees in a DMA calls for investment spending of less than 0.75% of gross sales, FRANCHISEE shall only be obligated to investment spending in the amount set forth in such investment spending contract); (d) a term length as set forth on SCHEDULE A-1 attached hereto and made a part hereof; and (e) shall otherwise be in form and content as set forth on SCHEDULE A-2 attached hereto and made a part hereof.

2.2 On the Effective Date, Carrols and BKC will amend the Existing Franchise Agreements to add a commitment by Carrols to collective investment spending the during the term of each of the Existing Franchise Agreements of no less than 0.75% of gross sales in each of the DMAs (provided that if any investment spending contract approved by 66.7% of the franchisees in a DMA calls for investment spending of less than 0.75% of gross sales, FRANCHISEE shall only be obligated to investment spending in the amount set forth in such investment spending contract) all in form and content as set forth on SCHEDULE 2 attached hereto and made a part hereof.

ARTICLE III: GRANT

BKC grants Carrols a non-exclusive right to develop Restaurants within the specific geographic areas set forth on SCHEDULE 3 attached hereto and made a part hereof (“DMAs”). Except to the extent that the Franchise Pre-Approval rights set forth in Section 4.6 hereof apply, Carrols will submit proposed target areas within the DMAs to BKC for approval and such target areas will not be final until BKC grants written confirmation of clearance pursuant to the development process described in Article IV below. The Parties will review the target areas as needed throughout the term of this Agreement and may make amendments to the target areas as mutually agreed in writing by the Parties. No exclusive rights are granted to Carrols in this Agreement. Carrols acknowledges that BKC has Target Reservation Agreements, Multiple Target Reservation Agreements and other forms of agreements with other franchisees for Restaurants at institutional locations, including, but not limited to, public buildings, schools, hospitals, airports, factories, turnpikes, toll roads, universities, and existing or hereafter established U.S. Military establishments; and rights or approvals previously granted by BKC to other persons or entities are not affected by this Agreement.

ARTICLE IV: DEVELOPMENT PROCEDURE

4.1 Franchise Approval. Carrols must apply for and meet BKC’s current operational, financial, credit, legal and other criteria for developing and operating a new Restaurant (hereinafter referred to as “Franchise Approval”) applicable to all U.S. franchisees of BKC for Restaurants (“BKC Franchisees”). Carrols understands and accepts that BKC may change its criteria for Franchise Approval as it applies to all BKC Franchisees during the term of this Agreement.

4.2 Site Approval.

4.2.1 Site Approval Process. After obtaining Franchise Approval, Carrols shall apply for and obtain site approval from BKC for any site on which Carrols proposes to construct a Restaurant under this Agreement in accordance with BKC’s standard site approval procedures applicable to all BKC Franchisees (hereinafter referred to as “Site Approval”). Site Approval is a prerequisite to authorization by Carrols to construct a Restaurant at a particular location. Carrols shall commence the Site Approval process by completing and submitting to BKC the then current form of BKC’s “Site Acquisition Package” with a request for Site Approval. BKC agrees to notify Carrols of BKC’s decision to grant or deny Site Approval within 30 days of receipt of a completed Site Acquisition Package and all other requested information. Carrols acknowledges that Site Approval can be granted only by means of a written approval duly executed by an authorized representative of BKC and no other approval, whether oral or written, shall be effective or binding on BKC. Carrols shall not, except at their own risk, enter into any binding real estate contracts for a property for which Carrols is seeking Site Approval until BKC has given Site Approval in writing.

4.2.2 Denial of Site Approval. Without limiting any of the foregoing, Carrols acknowledges that BKC may, in its sole discretion, deny Site Approval for any site if, for any reason, the site does not meet BKC’s criteria for Site Approval. If BKC believes in its sole and absolute discretion that development of a Restaurant at the site proposed by Carrols will have a material and unreasonable impact upon sales to or at an existing Restaurant operated by BKC or another BKC Franchisee, BKC may, in its sole discretion, deny Site Approval. Carrols agrees to participate and cooperate in any mediation or arbitration conducted pursuant to the BKC Procedures for Resolving Development Disputes in the event an objection is received by BKC from another BKC Franchisee in connection with the development of a site.

4.3 Construction Approval. After obtaining Site Approval, the following requirements relating to site acquisition and construction shall apply.

(a) Carrols assumes all responsibility for locating, acquiring and developing the real estate site and for construction of the Restaurant to be developed, at no cost, liability or expense to BKC. If Carrols acquires a leasehold interest in the site, such lease shall be for a term extending at least through the then current term of the Franchise Agreement applicable to the site.

(b) Any Restaurant shall be constructed to BKC’s 20/20 Image Standards (or BKC’s then Current Image standard, if higher) in a manner authorized and approved by BKC and equipped and furnished in accordance with BKC approved plans and specifications (which equipment, furnishings, and approval of plans and specifications shall be consistent with and no more onerous than the criteria applicable to all BKC Franchisees), subject to local planning and contractual restrictions.

(c) BKC shall make available to Carrols, for its information, BKC’s standard plans and specifications for Restaurants. If Carrols requires architectural and engineering services, then Carrols shall contract for those services independently at its own expense. Carrols shall, as a condition precedent to the development of a Restaurant, obtain from BKC prior written architectural and design approval of the Carrols plans (hereinafter referred to as “Construction Approval”). Any subsequent material changes to the approved plans must be approved by BKC’s Vice President of Development. BKC must approve the type of facility, site layout, and equipment configuration for the restaurant to be developed hereunder, including the building design, style, size and interior décor, as well as the type of equipment, service format and equipment arrangement for any restaurant, which may be changed, amended or modified by BKC from time to time (provided that any such modification shall be consistent with and no more onerous than the criteria applicable to all BKC Franchisees). The above notwithstanding, Carrols shall be responsible for constructing the Restaurant in accordance with all federal, state and local statutes, laws, regulations and codes.

4.4 No Franchise Without Site Approval. Nothing in this Agreement shall be construed as obligating BKC to grant a Franchise Agreement for any site which has not been approved or in a case in which the completed building does not conform to plans and specifications as approved by BKC.

4.5 No Representation Regarding Site. Carrols agrees that BKC’s approval of any site or BKC’s approval of any specifications or other matters relating to the development of a Restaurant does not amount to a representation or warranty relating directly or indirectly to the success or viability of the Restaurant. Carrols shall not rely upon any warranty, representation or advice that may be given by any person by or on behalf of BKC directly or indirectly relating` to the success or viability of a Restaurant, unless such representation, warranty or advice is given, in writing, by a member of the board of directors of BKC.

4.6 Franchise Pre-Approvals. Notwithstanding anything to the contrary set forth herein, BKC hereby grants Carrols franchise pre-approval (“Franchise Pre-Approval”) to expand in the Burger King system by building new Restaurants or acquiring Restaurants from other franchisees in the DMAs. Franchise Pre-Approval will expire at such time the Carrols portfolio contains 1,000 operating Restaurants. The purpose of Franchise Pre-Approval is to facilitate growth transactions via new restaurant growth (“NRG”) and in no way diminishes Carrols’ obligations to obtain Site Approval for all new restaurant builds. Carrols’ Franchise Pre-Approval will be suspended for any period of time that (a) Carrols fails to comply with the development procedures in Article IV of this Agreement; (b) Carrols fails to comply with terms of any Franchise Agreement with BKC; (c) at least 90% of Carrols’ entire portfolio of Restaurants do not meet or exceed the national average for any of the Operations Metrics (as defined in Section 10.1 of this Agreement) after the Cure Period as set forth in Section 10.3 of this Agreement; or (d) any lawsuits are pending between Carrols and BKC. Such suspension of Carrols’ Franchise Pre-Approval shall automatically end on the date that the Carrols comes into compliance with development procedures and the Article IV of this Agreement, comes back into compliance with all Franchise Agreements with BKC, at least 90% of Carrols’ entire portfolio of Restaurants meets or exceeds the national average for each of the Operations Metrics, and pending lawsuits are settled, dismissed, withdrawn, adjudicated by final judgment or order, or are terminated.

4.7 New Restaurant Growth (“NRG”). Carrols shall have no obligation to construct any new Restaurants prior to January 1 of the calendar year following the third anniversary of the Effective Date. Commencing on January 1 of the calendar year following the third anniversary of the Effective Date and for each calendar year thereafter during the term of this Agreement (“NRG Growth Period”), a minimum of 10% of the NRG (“Minimum NRG”) in the Carrols portfolio in each calendar year must come from new Restaurants (including offsets). In the event that Carrols does not meet the Minimum NRG for any calendar year during the NRG Growth Period, Franchise Pre-Approval for the calendar year immediately following will be suspended until such time as Carrols opens a number of new Restaurants equal to the difference between the required Minimum NRG and the actual number of new Restaurants opened by Carrols for such prior calendar year.

ARTICLE V: FRANCHISEE-TO-FRANCHISEE TRANSFERS

BKC has the right to approve all sales or assignments of Restaurants from one franchisee to another in a Franchisee-to-Franchisee transfer (“F-to-F”). BKC’s rights in such F-to-F’s are granted and limited by the language in the assignment provisions of the U.S. BKC franchise agreement as well as, in some cases, state law. If Carrols negotiates to acquire another franchisee’s Restaurants in an F-to-F, such F-to-F requires the approval of BKC which approval is subject to BKC’s sole but reasonable discretion and will be granted or denied on a deal by deal basis. Notwithstanding the foregoing or anything else to the contrary set forth herein, in the event Carrols proposes an F-to-F in one of the DMAs where Carrols has Burger King restaurants prior to the F-to-F, then, in such case, Carrols will be deemed to have Franchise Pre-Approval.

ARTICLE VI: RIGHT OF FIRST REFUSAL

6.1 Right of First Refusal Notification. Pursuant to each Franchise Agreement covering Restaurants, BKC has a right of first refusal (“ROFR”) to purchase all of the assets constituting the Restaurant or all or substantially all of the voting stock of a franchisee, whether direct or indirect, on the same terms as contained in a purchase agreement between such franchisee and a third party purchaser (“Purchase Agreement”). BKC hereby grants to Carrols the exclusive right to each such ROFR in the DMAs on SCHEDULE 6.1 according to the provisions of this Article VI. During the Term, BKC shall notify Carrols (the “ROFR Notice”) in writing as soon as possible but in no event more than three business days after each and every time that BKC receives a notice from a franchisee proposing to sell (“Selling Franchisee”) Restaurants or direct or indirect ownership interests of the franchisee (“Offered Restaurants”) within the DMAs on SCHEDULE 6.1. Additionally, BKC shall provide Carrols with written notice that a Selling Franchisee has sold or transferred its Restaurant or Restaurants or its direct or indirect ownership interests of the franchisee in its Restaurant or Restaurants in violation of the ROFR as soon as possible but in no event more than three business days after each and every time that BKC receives a notice of the same. Procedures for assignment and exercise of the ROFR will be mutually agreed to be BKC and Carrols.

6.2

Fee for ROFR Assignment and Franchise Pre-Approval: Carrols will pay to BKC Three Million Eight Hundred Four Thousand and Five Hundred Forty-Five Dollars ($3,804,545.00 for the rights granted to Carrols in this Article VI and the development rights granted to Carrols in Section 4.6 of Article IV of this Agreement (collectively the “ROFR/Franchise Pre-Approval Payment”). The ROFR/Franchise Pre-Approval Payment shall be paid to BKC over a five year period in twenty quarterly installment payments of One Hundred Ninety Thousand and Two Hundred Twenty-Seven Dollars ($190,227.00) (the Quarterly ROFR/Franchise Pre-Approval Payment”). The first of these Quarterly ROFR/Franchise Pre-Approval Payments shall be paid on the date of this Agreement. The Quarterly ROFR/Franchise Pre-Approval Payment must be paid each quarter regardless of whether or not the ROFR has been suspended as described in Article VII hereof or the Franchise Pre-Approval has been suspended as described in Section 4.6 hereof.

ARTICLE VII: REMODELING

Carrols shall remodel its entire portfolio of Restaurants in compliance with the Remodel Plan set forth on SCHEDULE 7 attached hereto and made a part hereof. BKC’s sole remedy for Carrols’ failure to be in compliance with the Remodel Plan will be the suspension of Carrols’ rights under Article VI by written notice given by BKC to Carrols on or before January 31 of the calendar year following the year on which Carrols does not meet the Remodel Plan. Any such suspension of Article VI rights shall begin in the calendar year following calendar year of such non-compliance, and such suspension shall automatically terminate as soon as Carrols comes back into compliance with the Remodel Plan. Carrols will be deemed in compliance with the Remodel Plan in each calendar year so long as Carrols completes at least 90% of the Remodel Plan for such calendar year. In any calendar year that Carrols completes 90% but less than 100% of the Remodel Plan for that calendar year, Carrols must complete the shortfall of remodels plus 90% of the Remodel Plan for the next calendar year in order to remain in compliance with the Remodel Plan. In any calendar year that Carrols’ rights under Article VI have been suspended under this Article VII, Carrols will be deemed to be back in compliance with the Remodel Plan and all rights under Article VI shall automatically be restored as soon as Carrols completes 100% of the remodels that were required for the calendar year resulting in the suspension of rights under Article VI (assuming that all remodels completed in such subsequent year shall first apply to remedying the prior year’s shortfall). Anything to the contrary in this Agreement or otherwise notwithstanding, for any remodel required under the Remodel Plan that requires the consent of a master landlord or other third party, if the consent of such master landlord or third party is not obtained Carrols shall not be obligated to undertake such remodel and shall not be deemed in default of this Agreement or the Remodel Plan for not completing such remodel and such site shall be excluded from the calculation to determine whether Carrols has completed the required remodels as provided in this Article VIII.

ARTICLE VIII: CLOSURES/EXTENSIONS

Carrols and BKC agree to close certain Transferred Restaurants and extend the terms of certain Existing Carrols Restaurants as described in SCHEDULE 8 attached hereto and made a part hereof.

ARTICLE IX: SHOWS OF SUPPORT/HIYW FOUNDATION

9.1 Shows of Support. From time to time, BKC polls its franchisees to gauge the level of national support for certain product, price, promotion or marketing initiatives via a “Show of Support” (“SOS”). Each of Carrols’ Restaurants has one vote in each SOS. As long as (a) BKC has at least one seat on the Board of Directors of Carrols, and (b) BKC reviews the content of such SOS with the CEO of Carrols and allows the CEO to provide comments and input to the SOS prior to the distribution of the SOS to the rest of the Burger King system, Carrols will vote all its Restaurants as a “Yes” vote on any SOS conducted during the Term of this Agreement. The terms and content of any SOS shall remain in the sole discretion of BKC.

9.2 HAVE IT YOUR WAY® Foundation. Carrols will continue to require the Transferred Restaurants to participate in the fundraising and charitable efforts of the HAVE IT YOUR WAY® Foundation (the “Foundation”) during the thirty-six (36) months following the execution of this Agreement (the “Three Year Period”) as follows: (a) Carrols will keep the Foundation’s cash collection boxes (“Collection Boxes”) in the Transferred Restaurants for the purpose of collecting customer contributions to the Foundation and for no other charitable entities. If any Collection Boxes are broken or damaged Carrols will replace them as soon as possible and may pay for such replacement Collection Boxes by deducting such cost from cash collections if such a deduction is allowed by the applicable state law; (b) Carrols will provide one $1,000 scholarship through the BK Scholars Program for each of the 278 Transferred Restaurants and will do so even if the number of Transferred Restaurants operated by Carrols decreases during the Three Year Period due to restaurant closures. Scholarship monies are normally collected in one year and then, due to school year calendars, funded in the following calendar year (the “Grant Year”). Therefore, money collected in the Collection Boxes in calendar 2011 will be used to fund scholarships in 2012 and money collected in calendar years 2012, 2013 and 2014 will be used to fund scholarships in the Grant Years 2013, 2014 and 2015 respectively and (c) Carrols require the Transferred Restaurants to continue to participate in all Fall Fundraisers conducted by the Foundation as long as the contributions in the Collection Boxes equal the amount of scholarships committed to by Carrols in (b) above. Under no circumstances will Carrols be required to participate, although they may do so voluntarily, in any other in-restaurant fundraisers above and beyond that which is referenced in (a) and (b) above. Failure to comply with the terms of this section 9 will be an event of default under the franchise agreement for the Transferred Restaurant deemed to not be in compliance.

ARTICLE X: OPERATIONS METRICS

10.1 Performance Expectations. In consideration for the rights granted to Carrols by BKC herein, Carrols agrees to operate its Restaurants at or above the U.S. Burger King system’s national average (measured on a quarterly basis) for the following operational metrics: (i) Speed of Service; (ii) Operational BKC Visits (OER or its current equivalent); (iii) Food Safety Scores; and (iv) Guest Trac (or the then current guest recovery program) (the “Operations Metrics”).

10.2 Grace Period. With regard to the Transferred Restaurants, Carrols will have a six-month grace period commencing on the first day of the first full month following the Effective Date within which to meet the Operations Metrics, with the exception of Food Safety Scores, which must be met on a quarterly basis by the end of the first full completed quarter after the Effective Date.

10.3 Bottom Performers. From and after the grace periods set forth in Section 10.2 above, if more than 10% of Carrols’ entire portfolio of Restaurants are rated below the national average for any of the individual Operations Metrics for more than two (2) consecutive quarters, BKC and Carrols shall meet and develop a cure period for and a cure plan (“Cure Plan”) that details how Carrols will address the operational issues and by what date bring Carrols’ performance up to and exceed the national average (“Cure Period”). If at least 90% of Carrols’ entire portfolio of Restaurants do not meet or exceed the national average for any of the Operations Metrics after the Cure Period, Franchise Pre-Approval for F-to-F Transfers or NRG shall be suspended until such time as at least 90% of Carrols’ entire portfolio of Restaurants meets or exceeds the national average for each of the Operations Metrics.

ARTICLE XI: INDEMNIFICATION

11.1 Indemnification by Carrols. Except as expressly set forth in this Agreement to the contrary, Carrols is responsible for all losses, damages and/or contractual liabilities to third parties arising out of or relating to any of the obligations, undertakings, promises and representations of Carrols under this Agreement, and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom. Carrols agrees, to the fullest extent provided by law, to defend, indemnify and save BKC and BKC’s officers, directors, agents, employees, attorneys, accountants, subsidiaries, affiliates and parent company harmless of, from and with respect to any such claims, demands, losses, obligations, costs, expenses, liabilities, debts or damages (including, without limitation, reasonable attorney’s fees).

11.2 Indemnification by BKC. Except as expressly set forth in this Agreement to the contrary, BKC is responsible for all losses, damages and/or contractual liabilities to third parties arising out of or relating to any of the obligations, undertakings, promises and representations of BKC under this Agreement, and for all claims or demands for damages to property or for injury, illness or death of persons directly or indirectly resulting therefrom. BKC agrees, to the fullest extent provided by law, to defend, indemnify and save Carrols and its respective officers, directors, agents, employees, attorneys, accountants, subsidiaries, affiliates and parent company harmless of, from and with respect to any such claims, demands, losses, obligations, costs, expenses, liabilities, debts or damages (including, without limitation, reasonable attorney’s fees).

11.3 Indemnification Procedures. Any Party seeking indemnification from the other Party under this Agreement shall give notice of any such claims, and the Party from whom indemnification is sought shall be given the opportunity to assume the defense of the matter. If the Party from whom indemnification is sought fails to assume the defense and is ultimately found to have had the obligation to do so, the Party seeking indemnification may defend the action in the manner it deems appropriate, and upon being found to have had the obligation to do so, the Party from whom indemnification was sought shall pay to the indemnified Party all costs, including reasonable attorney fees, incurred by the indemnified Party in effecting such defense. The rights to indemnity under this Agreement shall arise and be valid notwithstanding that joint or concurrent liability may be imposed by statute, ordinance, regulation or other law.

ARTICLE XII: SEVERABILITY

If any of the provisions of this Agreement may be construed in more than one way, one of which would render the provision illegal or otherwise void, voidable or unenforceable, such provision shall have the meaning which renders it valid and enforceable. This Agreement shall be construed according to its fair meaning and not strictly against any Party. If any court or other government authority determines that any provision is not enforceable as written, the Parties agree that the provision shall be amended so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which enforcement is sought and affords the Parties the same basic rights and obligations and has the same economic effect. If any provision is held invalid or otherwise unenforceable, such findings shall not invalidate the remainder of the agreement.

ARTICLE XIII: MISCELLANEOUS

13.1 Notice. Any notice shall be in writing and shall be delivered or sent by registered or certified mail postage fully prepaid or by national overnight courier service for overnight delivery, if to BKC to: Burger King Corporation, 5505 Blue Lagoon Drive, Miami, Florida 33126, Attn: General Counsel, if to Carrols: Carrols, LLC, 968 James Street, Syracuse, NY 13203, Attn: Daniel Accordino, CEO. All such notices shall be deemed delivered on the earlier of actual receipt or the third (3rd) day after being deposited in the US Mail or the day after being deposited with a national overnight Courier service for overnight delivery.

13.2 Assignment. This Agreement may not be directly or indirectly assigned, transferred or encumbered to a third party by Carrols or BKC.

13.3 Non-Waiver. Failure of any Party to insist upon strict performance of any terms of this Agreement shall not be deemed a waiver of any subsequent breach or default. Acceptance by any Party of any money under this Agreement or under any Franchise Agreement shall not constitute a waiver of any breach or default of this Agreement or any Franchise Agreement.

13.4 Relationship of Parties. The Parties to this Agreement are not partners, joint venturers, or agents of each other and there is no fiduciary relationship between the Parties. BKC does not have the right to bind or obligate Carrols in any way and shall not represent that it has any such right, and Carrols does not have the right to bind or obligate BKC in any way and shall not represent that they have any such right. This Agreement is not a franchise for the operation of a BURGER KING restaurant.

13.5 Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. The Parties hereto acknowledge and agree that the United States District Court for the Southern District Court of Florida, or if such court lacks jurisdiction, the 11th Judicial Court (or its successor) in and for Miami-Dade County, Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising, either directly or indirectly, under or in connection with this Agreement, any Franchise Agreements or related documentation and any other agreement between the Parties, and the Parties further agree that, if litigation arises out of, or in connection with this Agreement, any Franchise Agreements, or related documentation or any other agreement between the Parties in these courts, they will not contest or challenge the personal jurisdiction or venue of these courts.

13.6 Incorporation of Recital, Preamble, and Whereas Paragraphs. The recital, preamble, and whereas paragraphs set forth above are incorporated herein by this reference with the same force and effect as if they were more specifically set forth herein.

13.7 Impossibility. If any Party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, terrorism, acts of enemies, strikes, lockouts, labor troubles, inability to procure materials, laws, adverse weather, unusual delay in transportation or other cause without fault and beyond the control of the Party obligated (financial inability excepted), then upon written notice to the other Party, the performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equivalent to the period of such delay; provided, however, the Party so delayed shall exercise its best efforts to remedy any such cause of delay or cause preventing performance.

13.8 Binding Nature. All of the covenants, agreements, terms and conditions to be observed and performed by the Parties hereto shall be applicable to and binding upon their respective successors and permitted assigns.

13.9 Enforcement. If any Party hereto fails to perform its obligations under this Agreement, or if a dispute arises concerning the meaning or interpretation of any provision of this Agreement and any action or steps are taken in furtherance thereof including, but not limited to, the commencement of legal proceedings, lawsuits, arbitration, or other proceedings arising out of, relating to, or based in any way on this Agreement, including without limitation, tort actions and actions for injunctive and declaratory relief, the non-prevailing Party in the dispute shall pay any and all actual reasonable costs and expenses incurred by the prevailing Party in enforcing or establishing its rights hereunder, including, without limitation, all court costs, all fees and costs incurred in any appellate process, and all actual attorney’s fees and in-house counsel costs and the costs of paralegals. For purposes of calculating the value of in-house counsel under this Agreement, it is agreed and established that in-house counsel shall have a billable rate of three hundred fifty and no/100 dollars ($350.00) per hour or any fraction thereof.

13.10 Counterpart Execution. To facilitate execution, this Agreement may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all Parties hereto be contained on any one counterpart hereof. Additionally, the Parties hereto hereby covenant and agree that, for purposes of facilitating the execution of this Agreement, (a) the signature pages taken from separate individually executed counterparts of this Agreement may be combined to form multiple fully executed counterparts and (b) a facsimile or PDF or electronic form of signature shall be deemed to be an original signature. All executed counterparts of this Agreement shall be deemed to be originals, but all such counterparts taken together shall constitute one and the same agreement.

13.11 Dates. If the final date of any deadline under this Agreement falls upon a Saturday, Sunday, or holiday recognized by the U.S. Postal Service, then in such event the time of such deadline shall be extended to the next day that is not a Saturday, Sunday, or holiday recognized by the U. S. Postal Service. Whenever the words “day” or “days” are used in this Agreement, it shall be considered to mean “calendar days” and not “business days” unless an express statement to the contrary is made.

13.12 Amendment. This Agreement shall not be amended or modified except by a written instrument signed by all Parties.

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Signature Page to Follow

THIS AGREEMENT is executed by the Parties as of the day and year indicated on the first page of this Agreement.

BURGER KING CORPORATION (“BKC”)

By:

Title:

Printed Name:

CARROLS LLC

By:

Title:

Printed Name: